FOR IMMEDIATE RELEASE

Contact:	Michele M. Thompson President and Chief Financial Officer
Phone:	(219) 362-7511
Fax:	(219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES FIRST QUARTER 2014 EARNINGS

LaPorte, Indiana, April 30, 2014 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq: LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), announced today that its reported net income totaled $850,000, or $0.15 per diluted share, for the three months ended March 31, 2014 versus $1.1 million, or $0.19 per diluted share, for the comparable period of 2013.

“Our first quarter of 2014 operating results reflect the continued and expected decline in residential mortgage activity and warehouse lending,” said Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc. “The decrease in mortgage activity was primarily related to lower purchase and refinance activity nationwide, which impacts our mortgage originations and mortgage loans sold as well as our warehouse lending activity. During the quarter, we realized lower gains on the sales of mortgage loans and reduced average balances and fee activity on warehouse lending lines when compared to the prior year period. We are pleased, however, by the increase in warehouse lending activity at the end of March, resulting in $118.2 million of outstanding balances which were up $2.8 million from December 31, 2013. We are also encouraged by our current commercial and residential mortgage pipelines.”

“We remain focused on increasing efficiencies and controlling operating expenses. After an extensive review of growth strategies and branch usage trends for our full service branch in Rolling Prairie, Indiana, we closed the branch in March 2014,” continued Brady. “The decision to close this branch was supported by its close proximity to our other branch locations within ten miles of the branch which would be able to service the needs of this community and by the large costs of necessary upgrades and maintenance needed for the older building.”

“Our tangible book value per share rose to $12.41 at March 31, 2014 from $12.09 per share at December 31, 2013. We remain well capitalized for regulatory purposes with Tier 1, Tier 1 Risk Based Capital, and Total Risk Based Capital at 13.2%, 18.2%, and 19.3%, respectively, at March 31, 2014,” Brady added. “Our Board of Directors is committed to utilizing our capital for the benefit of our shareholders and one way to do so is through our stock repurchase plans. Our initial stock repurchase plan of 310,809 shares was well received and completed in January. We implemented a second repurchase plan for 150,000 shares and have repurchased 86,685 shares for a total of $949,000, or an average price per share of $10.95, as of April 25, 2014.”

Net Interest Income and Net Interest Margin

Net interest income decreased $84,000, or 2.4%, to $3.5 million for the three months ended March 31, 2014 from $3.6 million for the prior year period. Net interest margin decreased to 3.06% for the three months ended March 31, 2014 compared to 3.27% for the prior year period. The decrease in the net interest margin was primarily attributable to a decrease in interest income on loans of $327,000 due to a 5.6% decrease in average outstanding loan balances and a 20 basis point decrease in the average yield on loans over the same time period. This decrease in loan interest income was partially offset by a decrease in interest expense on deposits and borrowings totaling $79,000 during the three months ended March 31, 2014.

LaPorte Bancorp, Inc. - Page 2

Interest income decreased $163,000, or 3.7%, to $4.3 million for the three months ended March 31, 2014 compared to $4.4 million for the prior year period. Interest and fee income on mortgage warehouse loans decreased $337,000 when compared to the prior year period primarily due to a 16% decrease in the average outstanding balances and a 57 basis point decrease in the average yield on such loans. The first quarter of 2014 was impacted by the industry-wide decrease in mortgage loan originations and refinances as new regulations were implemented related to mortgage lending. In addition, mortgage interest rates were higher during the first quarter of 2014 compared to the first quarter of 2013 which also resulted in fewer purchase and refinance transactions. Interest and fee income from commercial and industrial loans also decreased $47,000 for the three months ended March 31, 2014 when compared to the prior year period due to decreases in the average outstanding balances and the average yield of such loans.

Interest expense decreased $79,000, or 9.0%, to $795,000 for the three months ended March 31, 2014 compared to $874,000 for the prior year period. Interest expense on deposit accounts decreased $101,000, or 17.5%, to $477,000 primarily due to a 25 basis point decrease in the average cost of certificates of deposit and individual retirement accounts combined with a 3.6% decrease in the average outstanding balance of these types of deposits. Partially offsetting the decrease in interest expense was a $22,000 increase in interest expense on borrowings for the 2014 period primarily due to a $22.0 million increase in the average balance of Federal Home Loan Bank advances. The increase in the average balances of these advances was partially offset by a 62 basis point decrease in the average cost of these borrowings as rates continue to remain low.

Noninterest Income and Noninterest Expense

Noninterest income decreased $385,000, or 42.5%, to $521,000 for the three months ended March 31, 2014 from $906,000 for the prior year period. The primary reason for the decrease in noninterest income was due to a $221,000 decrease in gain on mortgage banking activities due to slow refinance and purchase activity during the first quarter of 2014. In addition, net gains on sales of securities decreased $243,000 for the three months ended March 31, 2014 when compared to the prior year period due to fewer sales during the current period.

Noninterest expense for the three months ended March 31, 2014 increased $58,000, or 1.9%, to $3.1 million compared to $3.0 million for the prior year period. This increase in noninterest expense was primarily due to an increase of $117,000 in salaries and wages expense, including an increase in payroll expense of $61,000 related to annual merit pay increases and an increase in full time equivalent employees as open positions in the first quarter of 2013 were filled prior to the end of 2013. In addition, deferred loan origination costs decreased $63,000 during the 2014 period due to lower loan originations compared to the 2013 period. Partially offsetting these changes was a decrease of $28,000 in commission expense due to the lower volume of mortgage loan production.

Asset Quality

Total nonperforming assets were $6.0 million at March 31, 2014 compared to $6.1 million at December 31, 2013. At March 31, 2014, our nonperforming assets to total assets ratio was stable at 1.15% compared to 1.16% at December 31, 2013 with a $281,000 increase in nonperforming loans offset by a $339,000 decrease in other real estate owned due to property sales and additional write-downs to fair market value of other real estate owned totaling $73,000 during the 2014 period. Total nonperforming loans were $5.2 million at March 31, 2014 compared to $4.9 million at December 31, 2013. At March 31, 2014, our nonperforming loans to total loans ratio was 1.75% compared to 1.65% at December 31, 2013.

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The allowance for loan losses totaled $3.9 million at March 31, 2014 and December 31, 2013. The allowance for loan losses to nonperforming loans ratio decreased to 74.5% at March 31, 2014 compared to 79.6% at December 31, 2013 primarily due to the slight increase in nonperforming loans. Net charge-offs for the first quarter of 2014 totaled $37,000 compared to $91,000 for the first quarter of 2013. The Company did not record a provision for loan losses during the three months ended March 31, 2014, which is comparable to the provision recorded during the prior year period of $3,000. The Company's analysis for the allowance for loan losses for the first quarter of 2014 reflected continued improvement in asset quality metrics and various trends, including classified assets, charge-off ratios, delinquencies, and current economic conditions. The allowance for loan losses to total loans ratio was stable at 1.30% at March 31, 2014 compared to 1.31% at December 31, 2013.

Balance Sheet Highlights

Total assets at March 31, 2014 decreased slightly by $1.3 million, or 0.2%, to $525.6 million compared to $526.9 million at December 31, 2013. Investment securities available-for-sale increased $9.6 million, or 5.9%, to $173.9 million at March 31, 2014 from $164.3 million at December 31, 2013 as the Company utilized excess cash at the beginning of the quarter due to the lower warehouse lending balances to purchase shorter term investment securities.

At March 31, 2014, gross loans totaled $296.6 million, a 0.2% decrease from $297.2 million at December 31, 2013. Significant changes in gross loans included a $2.8 million increase to $118.2 million in warehouse loans at March 31, 2014 from $115.4 million at December 31, 2013. During the quarter, warehouse lending fluctuated as purchase and refinance activity significantly slowed in the beginning of the quarter with activity increasing at the end of March 2014. Commercial real estate loans decreased $2.8 during the first quarter of 2014 million primarily due to one loan relationship totaling $2.2 million being paid off prior to maturity which was secured by a hotel.

Total deposits at March 31, 2014 decreased $3.4 million, or 1.0%, to $343.3 million from $346.7 million at December 31, 2013 due to the maturity of brokered deposits totaling $9.7 million and a decrease in customer time deposits totaling $3.2 million. These decreases were partially offset by increases of $5.7 million in money market and $3.3 million in savings accounts during the first quarter of 2014. Borrowings totaled $96.6 million at March 31, 2014, up 2.4% from $94.3 million at December 31, 2013 primarily due to short-term overnight borrowings utilized to fund the increase in mortgage warehouse outstanding balances at the end of the first quarter of 2014.

Total shareholders’ equity increased $745,000, or 0.9%, to $81.0 million at March 31, 2014, compared to $80.2 million at December 31, 2013 primarily due to a $1.1 million decrease in accumulated other comprehensive loss as unrealized securities losses decreased during the first quarter of 2014. Total equity decreased by $1.0 million as the Company repurchased 101,485 shares of its common stock in accordance with its repurchase plans. During January 2014, the Company repurchased the final 14,800 shares authorized under this plan announced in October 2013. In addition, the Company repurchased 86,685 shares under the plan announced in January 2014. These decreases were partially offset by a $614,000 increase in retained earnings due to net income and cash dividends paid during the quarter.

At March 31, 2014, the Bank was considered well capitalized and exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 13.2%, 18.2%, and 19.3%, respectively.

LaPorte Bancorp, Inc. is a Maryland chartered stock holding company. The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana. Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates seven full service locations in the LaPorte and Porter County regions in Northwest Indiana. As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the Internet at www.laportesavingsbank.com under Investor Relations. All information at and for the periods ended March 31, 2014 and 2013 has been derived from unaudited financial information.

LaPorte Bancorp, Inc. - Page 4

LAPORTE BANCORP, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Income Statement Data
Loans, including fees	$3,250	$3,480	$3,374	$3,541	$3,577
Taxable securities	538	529	489	468	462
Tax exempt securities	414	380	364	353	342
FHLB stock	52	33	33	33	34
Other interest income	23	17	22	22	25
Total Interest and dividend income	4,277	4,439	4,282	4,417	4,440
Deposits	477	510	532	548	578
Federal Home Loan Bank advances	253	260	251	231	227
Subordinated debentures	65	71	71	70	69
Federal funds purchased and other short-term borrowings	—	1	1	1	—
Total interest expense	795	842	855	850	874
Net interest income	3,482	3,597	3,427	3,567	3,566
Provision for loan losses	—	(200)	100	103	3
Net interest income after provision for loan losses	3,482	3,797	3,327	3,464	3,563
Service charges on deposit accounts	104	118	116	109	99
ATM and debit card fees	100	108	114	113	98
Earnings on bank owned life insurance, net	104	107	111	103	93
Net gains on mortgage banking activities	119	156	111	203	340
Loan servicing fees, net	34	31	28	20	24
Net gains on securities	10	173	55	237	253
Losses on other assets	(36)	(251)	(16)	(23)	(91)
Other income	86	103	116	139	90
Total noninterest income	521	545	635	901	906
Salaries and employee benefits	1,784	1,595	1,688	1,652	1,667
Occupancy and equipment	483	325	437	433	456
Data processing	150	165	147	131	185
Advertising	73	98	64	54	91
Bank examination fees	43	170	108	120	81
Amortization of intangible assets	18	21	21	23	24
FDIC insurance	83	80	74	71	83
Collection and other real estate owned	53	147	40	51	65
Other expenses	418	494	316	326	395
Total noninterest expense	3,105	3,095	2,895	2,861	3,047
Income before income tax expense	898	1,247	1,067	1,504	1,422
Income tax expense	48	339	199	355	334
Net income	$850	$908	$868	$1,149	$1,088

Net income per share:
Basic	$0.15	$0.16	$0.15	$0.20	$0.19
Diluted	0.15	0.16	0.15	0.20	0.19

LaPorte Bancorp, Inc. - Page 5

LAPORTE BANCORP, INC.
Average Balance Sheets
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended March 31,
	2014			2013
	Average Outstanding Balance	Interest	Yield/Cost	Average Outstanding Balance	Interest	Yield/Cost
Assets:
Loans (1)	$259,060	$3,250	5.02%	$274,292	$3,577	5.22%
Taxable securities	116,763	538	1.84	93,381	462	1.98
Tax exempt securities (2)	52,080	414	3.18	39,938	342	3.43
Federal Home Loan Bank of Indianapolis stock	4,375	52	4.75	3,817	34	3.56
Fed funds sold and other interest-earning deposits	23,470	23	0.39	24,581	25	0.40
Total interest-earning assets	455,748	4,277	3.75	436,009	4,440	4.07
Noninterest-earning assets	43,501			39,368
Total assets	$499,249			$475,377

Liabilities and equity:
Savings deposits	$62,689	$9	0.06%	$57,350	$8	0.06%
Money market accounts	67,477	62	0.37	63,841	66	0.41
Interest-bearing checking	53,780	29	0.22	52,924	40	0.30
CDs and IRAs	110,560	377	1.36	114,703	464	1.62
Total interest bearing deposits	294,506	477	0.65	288,818	578	0.80
FHLB advances	62,458	253	1.62	40,495	227	2.24
Subordinated debentures	5,155	65	5.04	5,155	69	5.35
Other secured borrowings	439	—	—	33	—	—
Total interest-bearing liabilities	362,558	795	0.88	334,501	874	1.05
Noninterest-bearing demand deposits	50,108			50,934
Other liabilities	5,511			5,699
Total liabilities	418,177			391,134
Equity	81,072			84,243
Total liabilities and equity	$499,249			$475,377

Net interest income		$3,482			$3,566
Net interest rate spread			2.87%			3.02%
Net interest-earning assets	$93,190			$101,508
Net interest margin			3.06%			3.27%
Average interest-earning assets to interest-bearing liabilities			125.70%			130.35%

(1) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(2) No tax-equivalent yield adjustments have been made.

LaPorte Bancorp, Inc. - Page 6

LAPORTE BANCORP, INC.
Balance Sheet Data and Financial Ratios
(Unaudited)
(Dollars in thousands)

	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Balance Sheet Data
Total assets	$525,606	$526,881	$499,639	$486,221	$484,248
Cash and cash equivalents	8,500	18,219	7,344	11,758	4,704
Interest-earning time deposits in other financial institutions	7,129	6,642	7,631	7,631	7,876
Investment securities	173,918	164,272	167,709	152,739	139,097
Federal Home Loan Bank stock	4,375	4,375	3,817	3,817	3,817
Loans held for sale, at fair value	974	1,118	408	2,007	2,296
Loans, gross	296,593	297,190	277,836	274,153	295,727
Allowance for loan losses	3,868	3,905	4,227	4,237	4,220
Deposits	343,271	346,701	335,447	343,148	340,526
Federal Home Loan Bank of Indianapolis advances	82,490	86,777	69,990	50,023	47,712
Other borrowings	14,150	7,570	5,555	5,155	6,155
Shareholders’ equity	80,994	80,249	83,401	82,855	84,611

Performance Ratios
Book value per share	$13.90	$13.56	$13.42	$13.35	$13.64
Tangible book value per share	12.41	12.09	12.01	11.94	12.22

Return on average assets (QTD annualized)	0.68%	0.73%	0.72%	0.96%	0.92%
Return on average equity (QTD annualized)	4.19	4.41	4.20	5.42	5.17
Net interest margin (QTD annualized)	3.06	3.16	3.11	3.24	3.28
Efficiency ratio	77.58	74.72	71.27	64.02	68.12

Credit Quality
Total nonperforming assets	$6,038	$6,096	$7,679	$7,706	$9,133
Total nonperforming loans	5,189	4,908	6,062	6,276	7,813

Asset Quality Ratios
Nonperforming assets to total assets	1.15%	1.16%	1.54%	1.58%	1.89%
Nonperforming loans to total loans	1.75	1.65	2.18	2.29	2.64
Allowance for loan losses to nonperforming loans	74.54	79.56	69.73	67.52	54.01
Allowance for loan losses to total loans	1.30	1.31	1.52	1.55	1.43
Net charge-offs to average loans outstanding (QTD annualized)	0.06	0.18	0.17	0.13	0.13

LaPorte Bancorp, Inc. - Page 7

LAPORTE BANCORP, INC.
Nonperforming Assets
(Unaudited)
(Dollars in thousands)

	March 31, 2014	December 31, 2013
Nonaccrual loans:
Commercial:
Real estate	$814	$843
Land	2,770	2,748
Total commercial	3,584	3,591
Mortgage	1,338	1,044
Home equity	39	43
Consumer and other	2	3
Total nonaccuring troubled debt restructured loans	226	227
Total nonaccural loans	5,189	4,908

Loans greater than 90 days delinquent and still accruing	—	—
Total nonperforming loans	5,189	4,908

Foreclosed assets:
Commercial:
Real estate	522	646
Land	187	205
Total commercial	709	851
Mortgage	84	281
Residential construction:
Land	56	56
Total residential construction	56	56
Total foreclosed assets	849	1,188

Total nonperforming assets	$6,038	$6,096

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.